Exhibit 10.81
AMENDMENT NUMBER SIXTEEN TO
THE METLIFE PLAN FOR TRANSITION ASSISTANCE FOR OFFICERS
     THE METLIFE PLAN FOR TRANSITION ASSISTANCE FOR OFFICERS (the “Plan”) is hereby amended as follows:
1. Section 1.4.11 of the Plan is hereby amended and restated in its entirety as follows:
§ 1.4.11 Job Elimination: “Job Elimination” means the Company’s or Subsidiary’s determination that an Employee’s position has been or will be eliminated because of a Company or Subsidiary staffing adjustment or other organizational change, expense reduction considerations, office closings or relocations (including but not limited to adjustments in the number of staff in a department or unit or the elimination of all or some of the functions of a department or unit), in which the Employee will not be replaced by another person in the same position, except where the Employee was, as of or immediately before the Date of Discontinuance of Employment, on a leave of absence or otherwise in inactive status, including but not limited to periods for which disability benefits are paid, for a consecutive period of more than one year (i.e., does not return from leave or inactive status by the first anniversary of the beginning of the leave or inactive status) and is not returning immediately upon the conclusion of either (a) leave under the Family and Medical Leave Act or other law providing legally-protected leave, or (b) leave granted by the Company or Subsidiary as a reasonable accommodation of medical limitations.
2. Section 4.2 of the Plan is hereby amended and restated in its entirety as follows:
§ 4.2 Time of Payment. If a Participant’s Separation Agreement is final by the Payment Deadline, Severance Pay and any other amounts offered to the Participant contingent on a final Separation Agreement (other than as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan) shall be paid to the Participant in a lump sum after the Participant’s Separation Agreement is final, and on or before the Payment Deadline. If a Participant’s Separation Agreement is final after the Payment Deadline, Severance Pay shall be paid in cash to the Participant in a lump sum in the calendar year specified in the Separation Agreement. For this purpose, the “Payment Deadline” shall be March 15 of the calendar year after the earlier of (i) the date the Separation Agreement was offered to the Participant, (ii) the Participant’s Date of Discontinuance of Employment, or (iii) the date of the Participant’s separation from service determined under Internal Revenue Code Section 409A, to the extent that date differs from the Participant’s Date of Discontinuance. If a Participant’s Separation Agreement is final, amounts offered to the Participant contingent on a final Separation Agreement as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan shall be paid to the Participant at the time prescribed in such award agreement.
3. Section 11.1.03 of the Plan is hereby amended and restated in its entirety as follows:
§ 11.1.03 “Change of Control Participant” shall mean any Employee who prior to the second anniversary of a Change of Control:
(a) is involuntarily terminated from employment for any reason other than solely for Gross Cause; or
(b) suffers a Constructive Termination.

Provided, however, that no employee who has entered into a written employment contract with MetLife, Inc., the Company, a Subsidiary, or an Affiliate, or who is an Executive as defined in the MetLife Executive Severance Plan, in each case as of the time of the employee’s termination of employment, shall be a Change of Control Participant. For purposes of determining who is a Change of Control Participant, the Company or Subsidiary shall not conclusively determine the classification of Employee in its sole and absolute discretion.
4. Section 11.5 of the Plan is hereby amended and restated in its entirety as follows:
§ 11.5 Modification of Payments. In the event that any of the payments or benefits under this Plan to a Participant would be an Excess Parachute Payment as defined in Section 280G of the Code, and would thereby subject the Change of Control Participant to any excise tax, and the net after-tax benefit that the Participant would receive by reducing payments and benefits under this Plan to the maximum amount which may be paid or provided to the Change of Control Participant without the Change of Control Participant becoming subject to any excise tax as a result of all payments or benefits due to the Change of Control Participant is greater than the net after-tax benefit the Executive would receive if the full amounts due under this Plan were paid to the Change of Control Participant, then the Change of Control Severance Pay payable to the Change of Control Participant shall be reduced (but not below zero) so that the Change of Control Severance Pay and all other payments or benefits due to the Change of Control Participant do not exceed the amount of the Payment Cap. In making any and all determinations under this Section 11.5, the same assumptions and analyses shall be applied as are applied under Section 3(c)(iii) and (iv) of the MetLife Executive Severance Plan.
5. Appendix B is amended and restated in its entirety as stated in the appendix to this amendment.
6. This amendment shall be effective on December 31, 2007.
     In witness where, the Company has caused this amendment to be executed by an officer thereunto duly authorized on the date noted below the officer’s signature.
METROPOLITAN LIFE INSURANCE COMPANY
By: /s/ Debra Capolarello
Date: : 12-12-07
Witness: : /s/ Judith N. Eidenberg

APPENDIX TO AMENDMENT NUMBER SIXTEEN TO
THE METLIFE PLAN FOR TRANSITION ASSISTANCE FOR OFFICERS
APPENDIX B TO THE METLIFE PLAN FOR TRANSITION ASSISTANCE
FOR OFFICERS
SEPARATION AGREEMENT, WAIVER, AND GENERAL RELEASE
     This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (___) employment with MetLife, Inc. or an affiliate thereof, as the case may be (such employer, “MetLife”). It is fully agreed and understood as follows:
     1. You agree that you release and discharge MetLife, its subsidiaries, and its affiliates, including but not limited to MetLife, Inc. (collectively, “the Company”) from any and all claims, demands, actions, liability, damages, back pay, attorneys’ fees, or rights of any and every kind or nature which you have against the Company arising out of arising out of or related to the discontinuance of your employment by MetLife, including claims arising under the Age Discrimination in Employment Act, as amended. You agree to waive your rights, if any, under Section 1542 of the California Civil Code, which states “[A] GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM[/HER] MUST HAVE MUTUALLY AFFECTED HIS[/HER] SETTLEMENT WITH THE DEBTOR,” and your rights, if any, under the New Jersey Conscientious Employee Protection Act. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement.
     2. In consideration for the release set forth in Section 1 of this Agreement, MetLife, Inc. agrees to (a) pay you the sum of $_______, less legally-required withholding for taxes (the “Severance Pay”), in a lump sum; (b) provide you with outplacement services as described more fully in an exhibit to this Agreement. These payments and services are in additional to anything of value to which you are already entitled. Severance Pay will be paid to you on before March 15 of the calendar year after the earlier of this Separation Agreement being offered to you or your last day of active service as an employee of MetLife, Inc. and its affiliates.
     3. You have forty-five (45) days in which to review this Agreement and fully consider its terms and any disclosure information that is attached as an exhibit to this Agreement prior to signing it. You should consult with legal counsel prior to signing this Agreement (if you live/work in West Virginia, you may contact the state Bar Association, if you wish, at 1-800-642-3617). You may accept this Agreement by fully executing it and returning it to MetLife, Inc. at 1 MetLife Plaza, Long Island City, NY 11101 attention: General Counsel by no later than 5:00 p.m. on the forty-fifth (45th) day after your receipt of it. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement (except that if you are/were employed in Minnesota you will have fifteen (15) days to revoke this Agreement), which you may do by indicating your desire to do so in writing directed to MetLife, Inc. at the above address and attention. MetLife, Inc. must receive any revocation no later than 5:00 p.m. on the seventh (7th) day following the date on which you executed this Agreement (except that if you are/were employed in Minnesota, MetLife, Inc. must receive your revocation by 5:00 PM on the fifteenth (15th) day following the date you executed this Agreement or you must have your revocation postmarked and sent by certified mail return receipt requested by the fifteenth (15th) day following the date you executed this Agreement). This Agreement will become effective on the eighth (8th) day following your execution of this Agreement (except that if you are/were employed in Minnesota, this Agreement will become effective on the sixteenth (16th) date following your execution of this Agreement) (the “Effective Date”), provided you have not revoked it.
     4. This Agreement may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. Any written stock option agreement into which you may have entered during your employment with MetLife remains in full force and effect.
I accept this Agreement:

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METLIFE

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